Execution Version	EXHIBIT 10.1
September 7, 2021
Lisa J. Morrison
Via email

Re: Employment Transition and Consulting Services
Dear Lisa,
This letter agreement (the “Agreement”) will confirm and formalize our agreement with respect to your transition from employment with Tanger Properties Limited Partnership (the “Company”) to a consulting relationship in connection with your retirement. In connection with the transition, the Company and you hereby agree as follows:
1.Transition from Employment.
(a)Effective as of September 9, 2021 (the “Transition Date”), you hereby voluntarily resign from, and shall no longer serve in, the position of Executive Vice President, Leasing, or any other officer, director or other position with the Company or any of its affiliates, and shall cease to exercise or convey any authority (actual, apparent, or otherwise) on behalf of, the Company and its affiliates, in each case, except as otherwise specifically provided in Section 2.
(b)You acknowledge and agree that you have received all compensation and benefits due and payable in connection with your cessation of employment and have been reimbursed for all business expenses incurred in connection with your services as an employee, and are not entitled to any severance or similar benefits under the Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan (the “Executive Plan”) or otherwise.
(c)You hereby represent and warrant that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, etc.), Company identification and other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment. You further confirm that you have cancelled all other accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards and/or cellular phone accounts.
2.Consulting Services.
(a)Consulting Period. To assist with the transition of your former responsibilities and other related matters, the Company hereby agrees to retain you as a consultant to the Company from the Transition Date through the first anniversary of the Transition Date, subject to earlier termination to the extent the Company determines in good faith that you have breached any of your obligations hereunder. The period of time during which you are retained as a consultant and provide Services in accordance with this Agreement shall be the “Consulting Period.”
(b)Consulting Services. During the Consulting Period, you shall make yourself available to provide consulting services (the “Services”) within your areas of expertise as reasonably requested by the Company (not to exceed twenty hours in any month) and agree to devote your reasonable best efforts to provide the Services. The Services may include, without limitation, participation in leasing status meetings with the Company’s Chief Executive Officer, and shall be provided at the Company’s headquarter or such other location as may be reasonably requested by the Company. The Company’s Chief Executive Officer shall be your primary contact for such Services unless otherwise mutually agreed between the Company and you.
(c)Consulting Fees. During the Consulting Period, the Company will pay you a monthly consulting fee of $8,333.33 (the “Monthly Consulting Fee”), prorated for any partial month. The Monthly Consulting Fee shall be paid monthly in arrears. Any reasonable, pre-approved travel expenses associated with travel on the Company’s business shall also be reimbursed by the Company upon receipt of appropriate evidence of such expenses in accordance with the Company’s applicable policy then in effect.
(d)Equity Awards. Notwithstanding anything to the contrary, each restricted share award or notional unit award held by you as of the Transition Date (“Outstanding Equity Awards”) shall remain outstanding and continue to be eligible to become vested in accordance with its terms through the last day of the Consulting Period, as if you had remained an employee of the Company through such day and, the cessation of the Services upon termination of the Consulting Period shall be deemed to constitute a Termination of Employment (as defined in the Incentive Award Plan of Tanger Factory Outlet Centers, Inc. and Tanger Properties Limited Partnership (Amended and Restated as of April 4, 2014), as amended (the “Incentive Plan”)) by you without Good Reason (as defined in the applicable award agreement under the Incentive Plan) for purposes of the Outstanding Equity Awards. Except as set forth above, nothing herein amends or modifies the terms of the Outstanding Equity Awards. Except as otherwise expressly provided herein and notwithstanding the terms of any other agreement or any benefit plan of the Company or its affiliates to the contrary, from and after the Transition Date, you shall not be entitled to any employee or other benefits or compensation as a result of or in connection with providing the Services pursuant to this Section 2.
(e)Ongoing Obligations. You agree that, during the Consulting Period and thereafter, you will continue to comply with your obligations under that certain letter agreement by and between Tanger Factory Outlet Centers, Inc. and you, dated as of April 1, 2021, related to the Executive Plan (the “Participation Letter”) (including, without limitation, the restrictive covenants and confidentiality obligations therein); provided that, for purposes of the Participation Letter, the Termination Event (as defined in the Executive Plan) shall be deemed to occur on the last day of the Consulting Period and shall be deemed to be by reason of your resignation without Good Reason (as defined in the Executive Plan). Further, without limiting the foregoing, the Company shall be the sole owner of all the products and proceeds of the Services including, without limitation, all materials, ideas, concepts, formats, suggestions, developments and other intellectual properties that you may acquire, obtain, develop or create during your service with the Company or any of its affiliates in connection with the Services, free and clear of any claims by you (or on your behalf) of any kind or character whatsoever (other than your rights and benefits under this Agreement). You will, at the request of the Company, execute such assignments, certificates or other instruments as the Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend the Company’s right, title and interest in and to any such products and proceeds of the Services (provided, that any such assignment, certificate or instrument shall not require you to assign or transfer any rights in such intellectual property owned by any third party, if any). Notwithstanding anything to the contrary herein, you will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made: (A) in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the Company’s trade secrets to your attorney and use the trade secret information in the court proceeding if you (x) file any document containing the trade secret under seal, and (y) do not disclose the trade secret, except pursuant to court order.
3.Contractor Status. You shall have sole control over the manner and means of performing the Services under this Agreement and shall complete such services in accordance with your own means and methods of work. Notwithstanding anything to the contrary, the parties intend that you shall provide services hereunder as an independent contractor, and not as a director, stockholder, officer, employee or partner, of the Company or any of its affiliates. You acknowledge that you shall be solely responsible for any federal, state or local income taxes and federal, state or local self-employment taxes arising with respect to the amounts payable hereunder and have no federal, state or local law workers’ compensation rights with respect to the services provided hereunder. The Company shall not provide to you with workers’ compensation, disability insurance, Social Security, unemployment compensation coverage, or any other statutory benefit generally granted to employees. Further, your retention as a consultant pursuant to this Agreement shall not entitle you to any benefits as an employee of the Company or any of its affiliates under any benefit plan maintained by the Company or any of its affiliates for its or their respective employees. You shall not have the authority or ability to legally bind or commit the Company or any of its affiliates, and no action, document, or agreement by you shall be binding on or legally enforceable against the Company or any of its affiliates.
4.Release of Claims. You hereby agree and acknowledge that the Company’s entrance into this Agreement is contingent upon and subject to your execution and non-revocation of the General Release attached hereto as Exhibit A (the “Release”) following the Transition Date in accordance with its terms, and to the extent you do not execute (or subsequently revoke the Release) then, notwithstanding anything to the contrary, the Company may terminate this Agreement and the Outstanding Equity Awards shall be forfeited for no consideration as if your Termination of Employment was deemed to occur on the Transition Date.
This Agreement constitutes the entire agreement between the Company and you with respect to the subject matter hereof and shall supersede and replace any and all prior oral or written agreements or understandings between you and the Company with respect to the subject matter hereof . This Agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This Agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. This Agreement shall be governed by, and construed in accordance with, the laws of the State of North Carolina, without giving effect to conflict of laws provisions thereof, except to the extent preempted by applicable federal law.
* * * * * *

Execution Version
IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the day and year first set forth above.
TANGER PROPERTIES LIMITED PARTNERSHIP
By: Tanger GP Trust
By: /s/ Chad D. Perry
Its: Vice President & Secretary

LISA J. MORRISON

/s/ Lisa J. Morrison 9/9/21

Signature Page to Letter Agreement

EXHIBIT A

This GENERAL RELEASE is entered into by Lisa J. Morrison (the “Participant”) on behalf of the Participant and the Participant’s agents, attorneys, assigns, heirs, executors, administrators, beneficiaries, and personal and legal representatives.

WITNESSETH

WHEREAS, the Participant’s employment with Tanger Properties Limited Partnership (the “Company”) is terminated as of September 9, 2021; and

WHEREAS, pursuant to that certain Employment Transition and Consulting Services Letter Agerement by and between you and the Company, effective September 9, 2021 (the “Agreement”), the Participant is eligible to receive certain benefits, the receipt of which is expressly conditioned upon the Participant’s execution of this General Release;

THEREFORE, in consideration of the benefits set forth in the Agreement, and other good and valuable consideration, the Participant hereby agrees as follows:

1.    REPRESENTATIONS. The Participant represents and agrees that the Participant has had a full and adequate opportunity to discuss and consider the Participant’s claims. Further, the Participant represents and agrees that:

a.    This General Release is written in a manner that the Participant understands;

b.    This General Release and the promises made herein by the Participant are granted in exchange for consideration which is in addition to anything of value to which the Participant is already entitled;

c.    The Participant has been advised to, by virtue of the receipt of this General Release, and has had an opportunity to, consult with an attorney prior to deciding whether to enter into this General Release;

d.   The Participant understands that, by entering into this General Release, the Participant does not waive any Released Claims (as defined below) that may arise after the date of the Participant’s execution of this General Release, including without limitation any rights or claims that the Participant may have to secure enforcement of the terms and conditions of this General Release.

e.  The Participant has been given at least twenty-one (21) days within which to consider this General Release and such consideration period is not affected by any changes to this General Release, whether or not material. In the event the Participant executes this General Release prior to the end of the twenty-one (21)-day period, the Participant certifies by that execution that the Participant knowingly and voluntarily waived the right to the full twenty-one (21)-day consideration period, for reasons personal to the Participant, with no pressure by the Company or its representatives to do so; and

f.    The Participant is being provided with seven (7) days following the Participant’s execution of this General Release to revoke the Participant’s release of any claim under the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq. (“ADEA”). Should the Participant elect to revoke the Participant’s release of claims under the ADEA, the Participant shall provide notice to the Company as set forth in Section 5.09 of the Tanger Factory Outlet Centers, Inc. Executive Severance and Change of Control Plan (the “Executive Plan”). Should the Participant revoke the Participant’s release of claims under the ADEA, the Participant shall not be entitled to any benefits pursuant to the Agreement, as applicable. If the Participant wishes to revoke this General Release, the Participant shall deliver written notice via email or overnight delivery service stating her intent to revoke this General Release to Virginie J. Schena, SVP of People and Culture, 3200 Northline Avenue, Suite 360, Greensboro, NC 27408, on or before 5:00 p.m. on the seventh (7th) day after the date on which the Participant signs this General Release.

2.    NO ADMISSION OF LIABILITY. The Participant agrees and acknowledges that this General Release shall never at any time or for any purpose be construed as an admission by the Company or any Subsidiary of any liability. The Company and Subsidiaries specifically disclaims any liability to the Participant or to any other person or entity.

3.    GENERAL RELEASE.
a.    In exchange for the benefits provided by the Company, as set forth the Agreement (as applicable), the Participant, on behalf of the Participant and the Participant’s agents, attorneys, assigns, heirs, executors, administrators, beneficiaries, and personal and legal representatives, hereby releases and forever discharges the Company and any of its affiliates, subsidiaries, parents and related or successor corporations or entities, and all of their respective present and former agents, directors, officers, shareholders, employees, owners, representatives, insurers, administrators, trustees, benefit plans and programs (and fiduciaries thereto), and attorneys (hereinafter referred to as the “Released Parties”), to the fullest extent permitted by law, from any and all losses, costs, expenses, liabilities, claims, causes of action (in law or in equity), suits, judgments, debts, damages, rights and entitlements of every kind and description (hereinafter collectively referred to as “Released Claims”), whether known or unknown, fixed or contingent, directly or indirectly, personally or in a representative capacity, that the Participant has now or may later claim to have had against the Company or any other Released Party by reason of any act, omission, matter, cause or thing whatsoever, from the beginning of time up to and including the date of execution of this General Release, including, without limitation, Released Claims arising out of the Participant’s employment or the termination of the Participant’s employment with the Company or any of its affiliates or subsidiaries.

b.    This general release includes, but is not limited to, all claims, manner of actions, causes of action (in law or in equity), suits or requests for attorneys’ fees and/or costs under the Employee Retirement Income Security Act of 1974; Title VII of the Civil Rights Act of 1964 as amended; the Age Discrimination in Employment Act of 1967 (“ADEA”); the Older Worker’s Benefits Protection Act (“OWBPA”); the Americans with Disabilities Act; the Rehabilitation Act of 1973; the Family and Medical Leave Act; the anti-retaliation provisions of the Fair Labor Standards Act; the Equal Pay Act; the Pregnancy Discrimination Act; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”); the Occupational Safety and Health Act; the National Labor Relations Act; the Genetic Information Nondiscrimination Act of 2008; 42 U.S.C. §§ 1981 through 1988; any federal, state or local law regarding retaliation for protected activity or interference with protected rights; and any state or local law, including, but not limited to, common law claims of outrageous conduct, intentional or negligent infliction of emotional distress, negligent hiring, breach of contract, breach of the covenant of good faith and fair dealing, promissory estoppel, negligence, wrongful termination of employment, interference with employment relationship, civil rights, fraud and deceit and all other claims of any type or nature, including, without limitation, all claims for damages, wages, compensation, vacation, reinstatement, medical expenses, punitive damages, and claims for attorneys’ fees. The Participant and the Company intend that this release shall discharge all Released Claims against the Company and all other Released Parties to the fullest and maximum extent permitted by law. The Participant and the Company further agree that to the extent that the waiving of certain claims is prohibited as a matter of law, this General Release is not intended to waive any such claims.

c.    Except as necessary to enforce the Participant’s rights to any payments or benefits due to the Participant pursuant to the terms of the Agreement, the Participant covenants and agrees not to bring any claim against the Company or any other Released Party concerning any of the matters covered by this General Release. In the event that the Participant breaches this promise, and brings any claim against the Company or any other Released Party concerning any of the matters covered by this General Release, except as necessary to enforce the Participant’s rights to any payments or benefits due to the Participant pursuant to the terms of the Agreement, the Participant shall: (i) forfeit and tender back to the Company all of the payments and benefits provided to the Participant pursuant to the Agreement within ten (10) days (including, without limitation, any gain realized on the vesting, settlement, sale, transfer or disposition of the outstanding equity awards held by the Participant on or following September 9, 2021) except for $100.00, unless the Participant’s action is based on the ADEA and/or OWBPA; (ii) provide the Company at least ten (10) days prior to filing any action written notice of any action or proceeding and a copy of the complaint or other document by which such action is to be initiated; and (iii) hold the Company and any other Released Party harmless from any claim asserted in such action and indemnify the Company from all costs and expenses, including attorneys’ fees, arising from the defense of such claim, unless the Participant’s action is based on the ADEA and/or OWBPA in which case costs and expenses, including attorneys’ fees, are governed by federal law.

PARTICIPANT:

LISA J. MORRISON

Date

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